PURCHASE AGREEMENT

     AGREEMENT MADE THIS 9th day of April, 2002 between MICHAEL
C. SHETLEY, an individual, with his principal place of business at Route 6, Box 845, Okeechobee, Florida 34974, herein referred to as "Seller", and EMISSION CONTROLS CORP., a corporation organized under the laws of the State of Delaware, having its principal place of business at 9042 Shearwater Road, Blaine, Washington 98230-5705, herein referred to as "Buyer".

                             RECITALS

     A. Seller is the owner of the entire right, title and interest in that certain technology entitled Hydrogen
          (H2) Power on Demand System (H2PODS). The invention is described generally as a fuel system that extracts hydrogen from water on demand for combustion in an internal combustion engine.

     B.   Buyer desires to purchase the H2PODS invention form
          Seller and to use, manufacture, sell and otherwise practice the invention.

     IN CONSIDERATION of the covenants and obligations hereinafter set forth, the parties agree as follows:

                     SECTION ONE: DEFINITIONS

     In the interpretation of this Agreement, the following definitions shall apply:

     1.1 "Technology" means the specific invention cited in the above recitals and as to which Seller has the right at any time to sell said technology, together with all its improvements.

     1.2 "Invention" means that apparatus described in above Section 1.1.

     1.3  "Product" means that apparatus describe in above
          Section 1.1.

     1.4 "Term of Agreement" means the protected period of the technology.

     1.5  "Apparatus" means the invention described in above
          Section 1.1.

     1.6 "Units" means each manufactured apparatus described in above Section 1.1.

     1.7 "Device" means the manufactured apparatus described in above Section 1.1.

                    SECTION TWO: GRANT OF SALE

     2.1 Seller hereby agrees to sell to Buyer all rights, including intellectual property rights, all title and interest in the H2PODS.

     2.2 Seller assures Buyer that Seller has no patent rights relevant to, or similar to, the H2PODS, and that the sale hereof divests Seller of all rights, title and interest thereto.

                   SECTION THREE: COMPENSATION

     As consideration for the purchase under this Agreement Buyer shall purchase the H2PODS under the following terms and conditions:

     3.1 Buyer shall pay to Seller Six Hundred Thousand ($600,000) shares of Emission Controls Corp. stock at a price of Nine Dollars ($9.00) per share within forty-five (45) days fo execution of this Agreement. Said purchase price shall be paid in the following manner:

          a. One Hundred Thousand (100,000) shares within fifteen (15) days after execution of this Agreement; and

          b. Five Hundred Thousand (500,000) shares within forty-five (45) days after execution of this Agreement.

     3.2       Buyer shall pay to Seller a Royalty of Three
          Percent (3%) of gross sales of each manufactured apparatus shopped to purchasers.

     3.3 Buyer shall pay to Seller a Three Percent (3%) markup over cost of manufacturing on all replacement parts manufactured for Buyer by Seller.

     3.4 Royalties will be paid to Seller for a minimum of eighteen (18) years after execution of this Agreement, or through any period whereby the invention may be protected by a Letter of Patent, or any extension thereof, whichever may be the longer period in time.

     3.5 Payment of Royalties shall be to Michael C. Shetley, as inventor, or order, at his address given in Section
          12.6.

     3.6  Buyer will pay the first Royalty payment within sixty
          (60) days after the first shipment of manufactured product. Thereafter, Royalties will be paid quarterly during the first month following the end of each quarter.

     3.7 ECC will provide Seller operating capital for Seller's own purposes in the amount of Sixteen Thousand ($16,000) dollars a month commencing November 1, 2002 and continuing until April 15, 2003 when the ECC stock can be registered as free trading stock. At said date, Seller will return to Buyer a number of shares which would equate to the operating capital provided and valued at the market value of the stock at that date.


                  SECTION FOUR: USE OF INVENTION

     4.1 Buyer has the right to license the use, manufacture, practice or sale of the invention to others.

     4.2 Licenses will be in writing and on such terms and conditions as Buyer in Buyer's sole discretion may determine. However, each such license must include that language so as to protect elements of the Agreement and must include the provision to allow Seller access so to inspect books of account of any Licensee with specificity to production and to apparatus identification.

     4.3 Buyer will insure that all units manufactured, whether by Buyer or by a Licensee, will be stamped or marked with an identifying mark or with a patent number.

     4.4 Production of the apparatus by a Licensee will be numbered in reporting as Buyer's own production, regardless of the Buyer's relationship with any Licensee.

                    SECTION FIVE: COOPERATION

     5.1 Seller shall provide to Buyer all information, documentation, test results of every kind, data revenue projections, inventory, work in progress and other material in possession of Seller concerning the subject matter of the technology which may assist Buyer in manufacture or marketing the product, and Seller will assist Buyer in the technical and commercial development of the technology as is within the scope and capability of the Seller.

     5.2 Seller will provide to Buyer the assignment of a) current contracts with any individual or entity presently utilizing the product, whether under test mode or revenue providing mode, b) revenues that may be derived therefrom, c) tentative executed contracts not yet under consummation, d) revenues that may derive therefrom, and e) provision of pertinent contact information relative to any individual or entity with whom ongoing communications or negotiations are in progress.

     5.3 Seller will provide a working prototype of the H2PODS upon payment as cited in Paragraph 3.1a of this Agreement.

     5.4 Any improvements related to the invention are hereby included within the scope of this Purchase Agreement.

     5.5 Seller (Inventor) will apply for a Patent Application for the H2PODS, which patent therefor will be assigned to the Buyer. Said application is to be made at the Buyer's discretion. Buyer will pay for said application and will choose the time and country(s) in which to apply.

              SECTION SIX: REPORTING AND INSPECTION

     6.1 Buyer shall submit to Seller detailed reports to include the number of units manufactured, the number of units shipped to any assembler, installer, distributor, vendee or end user of every nature; the invoiced shipping price of each shipment; and the name and address to whom shipped or released for payment. Said report shall be prepared to include each six month (6) period subsequent to the date of execution of this Agreement.

     6.2 Buyer shall cause its books of account to be available for inspection by Seller, or any representative of Seller, during normal business hours of each when reasonable written notice is given. Such inspection shall be limited to transactions pertaining to the technology, including patent identification, if any, of each manufactured unit.

                   SECTION SEVEN: INFRINGEMENT

     7.1 Buyer shall promptly cause applications to be made to, and diligently prosecuted before the relevant governmental authorities for any authorizations or approvals that may be required in connection with the manufacture and/or sale of the technology.

     7.2 Should a third party infringe the invention, Buyer shall, at Buyer's own expense, take all reasonable steps in order to terminate or abate the infringement.

     7.3 Buyer has the right to institute and prosecute at Buyer's own expense suite for infringement of the technology.

     7.4 Seller may determine, but is not obligated to so do, to join with Buyer, including any shared expense, in any suit filed by Buyer against a third party deemed as infringing upon the cited technology.

              SECTION EIGHT: WARRANTIES AND DEFAULT

     8.1 Neither party makes any representation, extends any warranties, or assumes any responsibilities whatever with respect to the manufacture, use, sale or other disposition of the product.

     8.2 Any suspected breach of default with respect to any of the provisions of this Agreement shall be noticed in writing to the offending party within thirty (30) days of suspected breach or default. Should the offender not cure such suspected breach or default within thirty
          (30) days after notice the matter shall be submitted to arbitration.

     8.3 Seller warrants that Seller fully owns all right, title and interest for the technology cited, and has the right to enter into this Agreement.

                    SECTION NINE: ARBITRATION

     9.1 All disputes that may arise in connection with the Agreement that the parties do not settle themselves shall be submitted under rules and regulations of the American Arbitration Association in the United States of America. All costs of arbitration shall be divided equally between the parties, and the parties agree to abide by the award.

                   SECTION TEN: TRANSFERABILITY

     10.1 Buyer shall not sell the cited invention except with full written disclosure to Seller. Any sale hereof must include and protect all elements of this Agreement.

                  SECTION ELEVEN: MISCELLANEOUS

     11.1 The purchase of the H2PODS under this Agreement is specific and shall not be construed otherwise.

     11.2 This Agreement shall be interpreted and construed under the laws of the State of Florida, United States of America.

     11.3 This Agreement is the whole agreement and supercedes any previous intent or statement, written or oral.

     11.4 This Agreement may be amended in writing executed by both parties.

     11.5 If Seller's equity in ECC drops below One Million Eight Hundred ($1,800,000) dollars for a continued period of sixty (60) days within twelve (12) months of execution of this Agreement, then Seller, at his discretion, may cancel this Agreement with a thirty (30) day written notice. If the Agreement is cancelled, the H2PODS technology shall be returned to Seller and the Six Hundred Thousand (600,000) shares of ECC stock shall be returned to Buyer.

     11.6 Notice given and payment of fees and royalties under this Agreement shall be mailed to the parties at the addresses herein given.

               Emission Controls Corp.       Michael C. Shetley
               9042 Shearwater Road          Route 6, Box 845
               Blaine, WA 98230-5705         Okeechobee, FL 34974

     11.7 Facsimile signatures are considered valid and lawful for the execution of this Agreement and are binding upon the parties hereto.

     11.8 This Agreement may be signed in whole or in part, each part representing the whole.

     IN WITNESS WHEREOF, the parties are deemed to have executed this Agreement in Blaine, Washington, whether in whole or in part, the day and year first above written.

EMISSION CONTROLS CORP.                 MICHAEL C. SHETLEY



By: Syd L. Cooke, President		By:  Michael C. Shetley